Exhibit 2.1
Form 10-SB
Dr. Christopher's Original Formulas Inc.
File No.:


                  AGREEMENT AND PLAN OF EXCHANGE

     This AGREEMENT AND PLAN OF EXCHANGE (the "Exchange
Agreement"), effective as of March 16, 2000, is made by and between University Graphics, Inc., a New Jersey corporation
("UGI"), Dr. Christopher's Original Formulas, Inc., a Utah corporation ("DCO"), and each of the stockholders of DCO listed on Exhibit A attached hereto who are required to tender their shares for exchange as provided herein ("DCO Stockholders").

     The authorized capital stock of DCO consists of 5,000,000 shares of Common Stock, no par value ("DCO Common Stock") and the authorized capital stock of UGI consists of 5,000,000 shares of Common Stock, $0.10 par value, as of the date of this Exchange Agreement and shall be 50,000,000, par value $0.001, if the stockholders of UGI approve an amendment to the Articles of Incorporation of UGI at the meeting of stockholders scheduled to occur on or about April 7, 2000 (the "UGI Common Stock"). The directors of both UGI and DCO deem it advisable and to the advantage of said corporations that UGI acquire DCO as a subsidiary upon the terms and conditions provided herein.

     NOW, THEREFORE, the parties hereby adopt the plan of reorganization encompassed by this Exchange Agreement and hereby agree that UG1 shall acquire DCO as a subsidiary on the following terms, conditions and other provisions:

1.  Terms and Conditions.

     1.1 Exchange. Pursuant to this Exchange Agreement, all issued and outstanding shares of DCO Common Stock are being transferred and assigned to UGI in exchange for postreverse split UGI Common
Stock as follows:

     (a) The DCO Stockholders listed on Exhibit A attached hereto shall transfer and assign to UGI, DCO Common Stock in exchange for UGI Common Stock at the rate of one share of DCO Common Stock for
0.6515909 fully paid and nonassessable shares of UGI Common Stock, or a total of 4,400,000 shares of DCO Common Stock for approximately 2,867,000 shares of UGI Common Stock.

     (b) No fractional shares will be issued upon the exchange contemplated by paragraph 1.1(a), but if the exchange results in a fractional interest, the number of shares issued shall be rounded up to the nearest whole share.

     (c)  The UGI Common Stock issued in exchange for the DCO
Common Stock shall be, when issued, fully paid and non-assessable.

2.   Additional Covenants.

     2.1 Amendment. At any time prior to the completion of the actions described in paragraph 1.1(a), above, this Exchange Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of DCO and UGI to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Exchange Agreement.

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     2.2 Abandonment. At any time prior to the completion of the actions described in paragraph 1.1(a), above, this Exchange
Agreement may be terminated and the exchange may be abandoned by the Board of Directors of DCO or UGL

     2.3 DCO Status and Approval. As an inducement to, and to obtain the reliance of, UGI, DCO represents and warrants as follows:

     (a) DCO is a corporation duly organized and validly existing under the laws of the state of Utah. The execution and delivery of this Exchange Agreement does not, and the consummation of the transactions contemplated by this Exchange Agreement in accordance with the terms hereof will not: violate any provision of the articles of incorporation, charter or bylaws of DCO; result in the breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, cancel, or require any notice under, any material agreement, contract, lease, license, instrument, or other arrangement to which DCO is a party or by which it is bound or to which any of its assets is subject; or, violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court of which DCO has knowledge and to which it is subject, the result of which would have a material adverse effect on the proposed business operations, assets, or financial condition of DCO.

     (b) DCO has full power and authority, and has taken all action required by law, its articles of incorporation and bylaws, and otherwise to execute and deliver this Exchange Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of DCO has duly authorized the execution, delivery, and performance of this Exchange Agreement by DCO. This Exchange Agreement represents the valid and binding obligation of DCO enforceable in accordance with its terms.

     2.7 UGI Status and Approval. As an inducement to, and to obtain the reliance of, DCO, UGI represents and warrants as follows:

     (a) UGI is a corporation duly organized and validly existing under the laws of the state of New Jersey. The execution and delivery of this Exchange Agreement does not, and the consummation of the transactions contemplated by this Exchange Agreement in accordance with the terms hereof will not: violate any provision of the articles of incorporation, charter or bylaws of UGI; result in the breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, cancel, or require any notice under, any material agreement, contract, lease, license, instrument, or other arrangement to which UGI is a party or by which it is bound or to which any of its assets is subject; or, violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court of which UGI has knowledge and to which it is subject, the result of which would have a material adverse effect on the proposed business operations, assets, or financial condition of UGI.

     (b) UGI has full power and authority, and has taken all action required by law, its articles of incorporation and bylaws, and otherwise to execute and deliver this Exchange Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of UGI has duly authorized the execution, delivery, and performance of this Exchange Agreement by UGL This Exchange Agreement represents the valid and binding obligation of UGI enforceable in accordance with its terms.

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     2.8 DCO Stockholder Status and Approval. As an inducement to, and to obtain the reliance of, UGI, each of the DCO Stockholders for itself represents and warrants as follows:

     (a) The execution and delivery of this Exchange Agreement does not, and the consummation of the transactions contemplated by this Exchange Agreement in accordance with the terms hereof will not: result in the breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, cancel, or require any notice under, any material agreement, contract, lease, license, instrument, or other arrangement to which the DCO Stockholder is a party or by which it is bound or to which any of its assets is subject; or, violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court of which the DCO Stockholder has knowledge and to which it is subject.

     (b) The DCO Stockholder has full power and authority to execute and deliver this Exchange Agreement and to perform its obligations hereunder. This Exchange Agreement represents the valid and binding obligation of UGI enforceable in accordance with its terms.

     (c) The DCO Stockholder has good and marketable title to the DCO Common Stock owned by its free of any liens, encumbrances or security interests, whatsoever.

     (d) With respect to the acquisition of UGI Common Stock, each DCO Stockholder further represents and warrants:

     (i)  The DCO Stockholder is over the age of 18 years;

     (ii) The DCO Stockholder acknowledges that neither the United States Securities and Exchange Commission nor the securities commission of any state or other federal agency has made any determination as to the merits of purchasing these securities;

     (iii) The DCO Stockholder acknowledges that an investment in the Company involves high risks;

     (iv) The DCO Stockholder, either alone or with the assistance of one or more advisers engaged by him or her, has such knowledge and experience in business and financial matters that he or she is capable of evaluating the Company, its business operations, and the risks and merits of an investment in the Company;

     (v) The DCO Stockholder has been provided with all materials and information requested by the DCO Stockholder or his or her representatives, including any information requested to verify any information furnished, and the DCO Stockholder has been provided the opportunity for direct communication between the UGI and DCO and their representatives and the DCO Stockholder and its representatives regarding the purchase made hereby, including the opportunity to ask questions of and receive answers from the UGI and DCO;

     (vi) The DCO Stockholder has no present intention of dividing any of the securities or the rights under this Exchange Agreement with others or of reselling or otherwise disposing of any portion of the securities, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance;

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     (vii) The DCO Stockholder was at no time solicited by any
leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale, or purchase of the securities through this Exchange Agreement; and

     (viii) The DCO Stockholder has adequate means of providing for his or her current needs and possible contingencies and has no need now and anticipates no need in the foreseeable future, to sell any portion of the securities for which the DCO Stockholder hereby subscribes; the DCO Stockholder is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, is able to hold the securities for an indefinite period of time, and has a sufficient net worth to sustain a loss of the entire investment, in the event such loss should occur.

     (e) Each DCO Stockholder represents that the UGI Common Stock is being acquired without a view to, or for, resale in connection with any distribution of the securities or any interest therein without registration or other compliance under the Securities Act of 1933, and that the DCO Stockholder has no direct or indirect participation in any such undertaking or in the underwriting of such an undertaking. The DCO Stockholder understands that the securities have not been registered, but are being acquired by reason of a specific exemption under the Securities Act of 1933 as well as under certain state statutes for transactions by an issuer not involving any public offering and that any disposition of the securities may, under certain circumstances, be inconsistent with this exemption and may make the DCO Stockholder an C6 underwriter" within the meaning of the Securities Act of 1933. The DCO Stockholder acknowledges that the securities must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Act or an exemption from such registration is available. UGI is under no obligation to register the securities under the Securities Act of 1933 or under Section 12 of the Securities Exchange Act of 1934, as amended, except as may be expressly agreed to by it in writing. The certificates representing the securities will bear a legend restricting transfer, except in compliance with applicable federal and state securities statutes.

3.   Closing.

     3.1 Conditions to Closing. Closing of the exchange contemplated by paragraph 1.1(a) is subject to UGI holding a meeting of stockholders on or about April 7, 2000, at which the stockholders approve the following proposals:

     (a) To amend the Company's Articles of Incorporation to:

     (i)  Change the name of the Company to "Dr. Christopher's
Original Formulas, Inc.",

     (ii) Change the authorized capitalization of the Company to 50,000,000 shares of common stock, par value $0.001, and

     (iii) Change the vote required for approval of any merger, consolidation, or other corporate reorganization in which stockholder approval is required by the New Jersey Business
Corporation Act from two-thirds to a majority.

     (b) To effect a reverse split in the issued and outstanding common stock of the Company, so that each shareholder will receive one share of common stock for every three shares now held.

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     (c) To approve the Company's acquisition of Dr. Christopher's
Original Formulas, Inc., a Utah corporation, as a wholly owned subsidiary in exchange for 2,867,000 post-reverse split common shares of the Company.

     (d) To approve sale of the Company's sole asset, a note receivable in the amount of $400,000, to Jeff Barrie, a former officer and director of the Company, in consideration of his assumption and discharge of all obligations of the Company in the amount of approximately $400,000.

     (e) To elect Robert Scott, James R. Jeppson, and Doug Olsen, as directors of the Company to serve until the next annual meeting of stockholders and their successors are duly elected and qualified.

     3.2 Closing. The closing of the exchange contemplated by paragraph 1.1 shall be held within five days following the date of the meeting of stockholders provided for in paragraph 3.1 at a location mutually agreed to by UGI and DCO. At the closing each of the DCO Stockholders will deliver to UGI their certificates representing their DCO Common Stock duly endorsed for transfer with signature guarantees and will receive in exchange therefor certificates representing UGI Common Stock in the amounts resulting from the ratio of exchange set forth is paragraph 1.1(a).

4.   Miscellaneous.

     (a) This Exchange Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the state of Utah. The state and federal courts of the state of Utah shall have exclusive jurisdiction in any litigation arising under or pertaining to this Exchange Agreement, and by the execution hereof each of the parties hereto irrevocably submits to the personal and subject matter jurisdiction of such Utah courts.

     (b) In the event any party institutes any action or suit to enforce this Exchange Agreement or to secure relief from any default or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     (c) This Exchange Agreement is solely between UGI, DCO, and the DCO Stockholders, and no other person or entity shall be deemed to be a third party beneficiary of this Exchange Agreement.

     (d) This Exchange Agreement represents the entire agreement between the parties relating to the subject matter hereof, and all previous negotiations, discussions, correspondence, memoranda, and other communications are merged into this Exchange Agreement. This Exchange Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     (e) Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith. No waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Exchange Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Exchange Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

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     (f)  This Exchange Agreement may be executed in multiple
counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     IN WITNESS WHEREOF, this Exchange Agreement has been signed as of the date first above written for and on behalf of the corporate parties hereto by each of the DCO Stockholders thereunto duly authorized.

University Graphics, Inc.                    Dr. Christopher's
Original Formulas, Inc.

By /s/ Robert Scott                     By /s/ Robert Scott

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